Exhibit 3.2(a)

AMENDMENT
TO
FOURTH AMENDED AND RESTATED
BYLAWS
OF
CASEY’S GENERAL STORES, INC.

Pursuant to action of the Board of Directors of Casey’s General Stores, Inc. (the “Company”) on March 2, 2018, and subject to shareholder approval of a majority voting standard for uncontested director elections, which was adopted and approved by the Company’s shareholders on September 5, 2018, the Fourth Amended and Restated Bylaws of Casey’s General Stores, Inc. are hereby amended by deleting present Article II, Section 10, subsection (b) thereof and by inserting, in lieu thereof, the following provision as a new Article II, Section 10, subsection (b):

(b)        Shareholders do not have the right to cumulate their votes for directors unless the Restated Articles so provide. If a quorum exists, action on a matter, other than the election of directors, by the shareholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Restated Articles or the Iowa Business Corporation Act require a greater number of affirmative votes.

The foregoing amendment shall be in full force and effect from and after September 5, 2018.

CASEY’S GENERAL STORES, INC.

(SEAL)
By:    /s/ Julia L. Jackowski
Julia L. Jackowski, Senior Vice President,
Corporate General Counsel and Secretary